Exhibit 11

                              TAUBMAN CENTERS, INC.

                        Computation of Per Share Earnings
                        (in thousands, except share data)


                                                              Three Months Ended                 Six Months Ended
                                                         -----------------------------     ----------------------------
                                                         June 30, 1996   June 30, 1997     June 30, 1996   June 30, 1997
                                                         -------------   -------------     -------------   -------------
Primary
-------

Net income as reported                                         $4,398          $5,914            $9,642         $12,339

 Effect of partnership units issuable
  under The Taubman Realty Group Limited
  Partnership's 1992 Incentive Option Plan                         (3)            (60)               (6)           (134)
                                                               ------          ------            ------         -------

Net income for purposes of calculating
 primary earnings per share                                    $4,395          $5,854            $9,636         $12,205
                                                               ======          ======            ======         =======

Average number of shares outstanding                       44,098,113      50,724,665        44,104,672      50,722,523
                                                           ==========      ==========        ==========      ==========

Primary earnings per share                                      $ .10           $ .12             $ .22           $ .24
                                                                =====           =====             =====           =====



Fully diluted
-------------

Net income as reported                                         $4,398          $5,914            $9,642         $12,339

 Effect of partnership units issuable
  under The Taubman Realty Group Limited
  Partnership's 1992 Incentive Option Plan                         (8)            (65)              (16)           (135)
                                                               ------          ------            ------         -------

Net income for purposes of calculating
 fully diluted earnings per share                              $4,390          $5,849            $9,626         $12,204
                                                               ======          ======            ======         =======

Average number of shares outstanding                       44,098,113      50,724,665        44,104,672      50,722,523
                                                           ==========      ==========        ==========      ==========

Fully diluted earnings per share                                $ .10           $ .12             $ .22           $ .24
                                                                =====           =====             =====           =====
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